                                                                     EXHIBIT 4.3


                            CHANGE IN TERMS AGREEMENT

Borrower:      ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.                  Lender:      Wells Fargo Bank West, N.A.
               (TIN: 84-0910696)                                                    Durango Main
               265 TURNER DRIVE                                                     1063 Main Avenue
               DURANGO, CO 81303                                                    Durango, CO 81301

Principal Amount: $2,092,500.00             Interest Rate: 6.000%      Date of Agreement: August 31, 2001

DESCRIPTION OF EXISTING INDEBTEDNESS. PROMISSORY NOTE DATED DECEMBER 23, 1997 IN THE ORIGINAL PRINCIPAL AMOUNT OF $1,976,753.17.

DESCRIPTION OF COLLATERAL. DEED OF TRUST AND ANY OTHER COLLATERAL AGREEMENTS.

DESCRIPTION OF CHANGE IN TERMS. SEE PAYMENT SCHEDULE BELOW.

PROMISE TO PAY. ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. ("Borrower") promises to pay to Wells Fargo Bank West, N.A. ("Lender") or order in lawful money of the United States of America, the principal amount of Two Million Ninety-two Thousand Five Hundred & 00/100 Dollars ($2,092,500.00), together with interest on the unpaid principal balance from August 31, 2001, until paid in full.

PAYMENT. Subject to any payment changes resulting from changes in the Index, Borrower will pay this loan in 179 regular payments of $17,600.00 each and one irregular last payment estimated at $62,528.12. Borrower's first payment is due September 30, 2001, and all subsequent payments are due on the same day of each month after that. Borrower's final payment will be due on August 30, 2016, and will be for all principal and all accrued interest not yet paid. Payments include principal and interest. Interest on this Agreement is computed on a 365/360 simple interest basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Agreement is subject to change from time to time based on changes in an index which is the Lender's Prime Rate (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The interest rate change will not occur more often than each sixty month increment from the Note date. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 6.500% per annum. The interest rate to be applied to the unpaid principal balance of the Note will be at a rate of 0.500 percentage points under the Index, resulting in an initial rate of 6.000% per annum. NOTICE: Under no circumstances will the interest rate on the Note be more than the maximum rate allowed by applicable law. Whenever increases occur in the interest rate, Lender, at its option, may do one or more of the following: (A) increase Borrower's payments to ensure Borrower's loan will pay off by its original final maturity date, (B) increase Borrower's payments to cover accruing interest, (C) increase the number of Borrower's payments, and (D) continue Borrower's payments at the same amount and increase Borrower's final payment.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower's making fewer payments. Borrower agrees not to send Lender payments marked "paid in full" "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Agreement, and Borrower will remain obligated to pay any further. amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Wells Fargo Bank, Business Banking Loan Operations, P.O. Box 659713 San Antonio, TX 78265.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the variable interest rate on this Agreement 5.000 percentage points. The interest rate will not exceed the maximum rate permitted by applicable law.

DEFAULT.   Each of the following shall constitute an Event of Default under this
           Agreement:

           Payment Default. Borrower fails to make any payment when due under the Indebtedness.

           Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement or in any of the Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

           False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf, or made by Guarantor, or any other guarantor, endorser, surety, or accommodation party, under this Agreement or the Related Documents in connection with the obtaining of the Indebtedness evidenced by this Agreement or any security document directly or indirectly securing repayment of this Agreement is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

           Insolvency. The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

           Creditor or Forfeiture Proceedings: Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the Indebtedness. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

           Execution; Attachment. Any execution or attachment is levied against the Collateral, and such execution or attachment is not set aside, discharged or stayed within thirty (30) days after the same is levied.

           Change in Zoning or Public Restriction. Any change in any zoning ordinance or regulation or any other public restriction is enacted, adopted

         CHANGE IN TERMS AGREEMENT
         Loan No: 18                        (Continued)                   Page 2

         or implemented that limits or defines the uses which may be made of the Collateral such that the present or intended use of the Collateral as specified in the Related Documents, would be in violation of such zoning ordinance or regulation or public restriction, as changed.

         Default Under Other Lien Documents. A default occurs under any other mortgage, deed of trust or security agreement covering all or any portion of the Collateral.

         Judgment. Unless adequately covered by insurance in the opinion of Lender the entry of a final judgment for the payment of money involving more than ten thousand dollars ($10 000.00) against Borrower and the failure by Borrower to discharge the same, or cause it to be discharged or bonded off to Lender's satisfaction, within thirty (30) days from the date of the order, decree or process under which o pursuant to which such judgment was entered.

         Events Affecting Guarantor.

         Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

         Adverse Change. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment or performance of the Indebtedness is impaired.

         Insecurity. Lender in good faith believes itself insecure.

LENDER'S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Agreement and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Agreement if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including without limitation all attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Agreement will be governed by, construed and enforced in accordance with federal law and the laws of the State of Colorado. This Agreement has been accepted by Lender in the State of Colorado.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower's accounts with Lender (whether checking savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender's option, to administratively freeze all such accounts to allow Lender to protect Lender's charge and setoff rights provided in this paragraph.

COLLATERAL. Borrower acknowledges this Agreement is secured by a Mortgage or Deed of Trust to the Public Trustee for the benefit of Lender on real property located in LA PLATA County, State of Colorado, all the terms and conditions of which are hereby incorporated and made a part of this Agreement.

CONTINUING VALIDITY. Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect. Consent by Lender to this Agreement does not waive Lender's right to strict performance of the obligation(s) as changed, nor obligate Lender to make any future change in terms. Nothing in this Agreement will constitute a satisfaction of the obligation(s). It is the intention of Lender to retain as liable parties all makers and endorsers of the original obligation(s), including accommodation parties, unless a party is expressly released by Lender in writing. Any maker or endorser, including accommodation makers, will not be released by virtue of this Agreement. If any person who signed the original obligation does not sign this Agreement below, then all persons signing below acknowledge that this Agreement is given conditionally, based on the representation to Lender that the non-signing party consents to the changes and provisions of this Agreement or otherwise will not be released by it. This waiver applies not only to any initial extension, modification or release, but also to all such subsequent actions.

ADDITIONAL SECURITY. Notwithstanding anything to the contrary in this or any related agreement, to further secure the indebtedness and obligations of the Note and related loan documents, Borrower pledges and grants to Lender a contractual right of offset and security interest in Borrower's accounts with Lender and Borrower's accounts with any Wells Fargo Affiliate, whether checking, savings, investment, or some other account, including without limitation, accounts held jointly with others and accounts opened in the future, excluding however all IRAs, Keogh accounts, and trust accounts to the extent a security interest would be invalid or prohibited by law. As used herein, "Wells Fargo Affiliate" means any present or future subsidiary of Wells Fargo & Company, and any subsidiary thereof, and any successors of such financial service companies.

SUCCESSORS AND ASSIGNS. Subject to any limitations stated in this Agreement on transfer of Borrower's interest, this Agreement shall be binding upon and inure to the benefit of the parties, their successors and assigns. If ownership of the Collateral becomes vested in a person other than Borrower, Lender without notice to Borrower, may deal with Borrower's successors with reference to this Agreement and the Indebtedness by way of forbearance or extension without releasing Borrower from the obligations of this Agreement or liability under the Indebtedness.

MISCELLANEOUS PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Agreement without losing them. Borrower and any other person who signs, guarantees or endorses this Agreement, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Agreement, and unless otherwise expressly stated in writing. no party who signs this Agreement, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Agreement are joint and several.

                            CHANGE IN TERMS AGREEMENT
Loan No: 18                        (Continued)                           Page 3

PRIOR TO SIGNING THIS AGREEMENT BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS AGREEMENT, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE AGREEMENT.


CIT SIGNERS:


ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

By:     /s/  Bryan J. Merryman
       --------------------------------
BRYAN J. MERRYMAN, CHIEF OPERATING
OFFICER OF ROCKY MOUNTAIN CHOCOLATE
FACTORY, INC.